Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                      MONTHLY REPORT - JANUARY 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (477,161.665 units) at December 31, 2001         $943,218,872
Additions of 14,745.088 units on January 31, 2002                  28,861,179
Redemptions of (2,213.564) units on January 31, 2002               (4,332,698)
Offering Costs                                                       (489,994)
Net Income (Loss) - January 2002                                   (8,763,415)
                                                                 ------------

Net Asset Value (489,693.189 units) at January 31, 2002          $958,493,944
                                                                 ============

Net Asset Value per Unit at January 31, 2002                     $   1,957.34
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $     19,903
    Change in unrealized                                           11,269,375

  Gains (losses) on forward and swap contracts:
    Realized                                                       (4,274,904)
    Change in unrealized                                          (11,204,899)
  Interest income                                                   1,352,816
                                                                 ------------

                                                                   (2,837,709)
                                                                 ------------

Expenses:
  Brokerage fee                                                     5,820,873
  Performance fee                                                           0
  Operating expenses                                                  104,833
                                                                 ------------

                                                                    5,925,706
                                                                 ------------

Net Income (Loss) - January 2002                                 $ (8,763,415)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on January 31, 2002                     $   1,957.34

Net Asset Value per Unit on December 31, 2001                    $   1,976.73

Unit Value Monthly Gain (Loss) %                                       (0.98)%

Fund 2001 calendar YTD Gain (Loss) %                                   (0.98)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor - Happy New Year!

Typically the New Year brings new resolutions and the desire for this year to be better than the last. January saw some unusual changes afoot. In the headlines Andersen and Enron have replaced Afghanistan, and the equity markets swooned after an early rally, as investors tried to digest news of the Enron and Global Crossing bankruptcies, and subsequent shocking revelations.

These events took their toll on U.S. equity markets that were already under pressure, and resulted in a stumbling start to the New Year, as layoffs, earnings restatements and revenue declines continued to dominate the business news. Internationally, the Japanese economy continued to deteriorate, while the full extent of any Argentinean affect on its neighbors remains unknown.

Positively, any news short of disastrous seems to be interpreted positively in the U.S. Consumer confidence and spending are remarkably robust, as historically low interest rates encourage home refinancing. Proposed increases in government spending gives the potential for a deficit for the first time in many years. Could this acceleration in spending cause inflationary pressure and further increases in interest rates from the recent 40-year lows? Perhaps, but these are exactly the kind of opportunities that we look for.

Campbell posted a small loss for January, largely as a result of volatility in the global currency markets. Energy and bonds contributed gains, as did our short stock index positions.

We are excited about the opportunities that 2002 will bring.



Bruce Cleland
President/CEO